Exhibit 99.1

Sonus Pharmaceuticals Reports First Quarter 2003 Financial Results

BOTHELL, Washington, April 22, 2003—Sonus Pharmaceuticals, Inc. (Nasdaq:SNUS) today reported financial results for the first quarter ended March 31, 2003.

For the first quarter of 2003, the Company reported a net loss of $2.3 million, or $0.17 per share, compared with a net loss of $2.4 million, or $0.18 per share, in the first quarter of 2002. Total operating expenses were $2.4 million in the first quarter of 2003 compared with $2.5 million in the prior year quarter, reflecting the continued investment in the TOCOSOL Paclitaxel Phase 2 clinical development program studying safety and efficacy in ovarian, non-small cell lung and bladder cancers; and new product development activities.

Cash and marketable securities totaled $13.9 million at March 31, 2003. The Company anticipates that its cash burn rate will increase during the balance of the year to an average of approximately $1.2 million per month reflecting the implementation of the product registration strategy and pivotal clinical studies for TOCOSOL Paclitaxel, initiation of Phase 1 studies for TOCOSOL Camptothecin, and continued investment in new product development. The Company has an objective to raise additional capital during 2003 in the form of a corporate partnership with TOCOSOL Paclitaxel and/or equity financing.

The Company will hold its quarterly conference call and webcast today at 1:30 P.M. Pacific Time (4:30 P.M. Eastern Time) to discuss the first quarter financial results and to review progress on key objectives, including an update on the Phase 2 clinical results and regulatory strategy for TOCOSOL™ Paclitaxel, Sonus’ lead cancer product. The TOCOSOL Paclitaxel Phase 2 results are available in a separate press release issued today.

The live webcast of the conference call will be available at www.sonuspharma.com/events.html, and an archive of the webcast can be accessed through the same link. A telephone replay will also be available for 24 hours following the live broadcast at 800-642-1687, pass code 9641845.

About Sonus Pharmaceuticals

Utilizing its proprietary TOCOSOL drug delivery technology, Sonus is developing a number of potential product candidates for the treatment of cancer and other serious diseases. The development of therapeutic drugs with the TOCOSOL technology may result in products that can be delivered more safely and effectively. The Company’s lead product is TOCOSOL Paclitaxel, a cancer therapy drug currently in Phase 2 clinical studies. By the end of 2003, Sonus expects to be in a position to initiate the pivotal studies program that would serve as the basis for the New Drug Application for TOCOSOL Paclitaxel. The Company anticipates that it will commence clinical studies for its second product, TOCOSOL Camptothecin, in 2003.

The Company’s news releases and other information are available on the Sonus web site at www.sonuspharma.com.

Contact: Richard J. Klein, Chief Financial Officer, Sonus Pharmaceuticals, (425) 487-9500.

Forward Looking Statements

Certain statements made in this press release are forward-looking such as those, among others, relating to the development of drug delivery products and potential applications for these products, the Company’s anticipated cash burn rate and intended capital raising activities. As discussed in the Sonus Pharmaceuticals Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2003, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the Company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that clinical studies with TOCOSOL Paclitaxel will not be successful or demonstrate increased efficacy; risks of successful development of additional drug delivery products; variability of quarterly operating results, primarily due to timing and costs of clinical trials; risks that the Company will not receive any future collaborative partner payments or other external financing on acceptable terms or at all.

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Sonus Pharmaceuticals Reports First Quarter 2003 Financial Results

April 22, 2003

Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,

	2003	2002

Revenue	$25	$25
Operating expenses:
Research and development	1,632	1,681
General and administrative	727	865

Total operating expenses	2,359	2,546

Operating income (loss)	(2,334)	(2,521)
Interest income, net	60	107

Income (loss) before taxes	(2,274)	(2,414)
Taxes	—	—

Net income (loss)	$(2,274)	$(2,414)

Net income (loss) per share:
Basic	$(0.17)	$(0.18)
Diluted	$(0.17)	$(0.18)
Shares used in calculation:
Basic	13,697	13,264
Diluted	13,697	13,264

Condensed Balance Sheets
(in thousands)

	March 31,	December 31,
	2003	2002

	(unaudited)
Assets:
Cash and marketable securities	$13,896	$16,334
Other current assets	271	290
Property and equipment, net	1,464	1,310

Total assets	$15,631	$17,934

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$1,765	$1,801
Lease obligations	376	409
Stockholders’ equity	13,490	15,724

Total liabilities and stockholders’ equity	$15,631	$17,934